Davis New York Venture Fund, Inc.
                  Amendment of Investment Advisory Agreement

                                                                December 1, 1996


Davis Selected Advisers, L.P.
124 East Marcy St.
Santa Fe, NM 87501

Gentlemen:

We hereby confirm that, as of the above date, paragraph 6 of our Investment Advisory Agreement of April 15, 1993 is amended in its entirety to read as follows:

     6. In consideration of such services, we shall pay you a fee calculated at the following annual rates based upon the daily net asset value of the Fund:

         Annual Rate                 Daily Net Asset Value
         -----------                 ---------------------
         0.75% of....................First  $250,000,000
         0.65% of....................Next   $250,000,000
         0.55% of....................Next $2,500,000,000
         0.54% of....................Next $1,000,000,000
         0.53% of....................Next $1,000,000,000
         0.52% of....................Next $1,000,000,000
         0.51% of....................Next $1,000,000,000
         0.50% of....................Amount in excess of $7,000,000,000

         For this purpose, the daily net asset value shall be computed in the same manner as the value of such daily net assets are computed in connection with the determination of the net asset value of our shares. The fee shall be accrued daily and paid monthly on the first business day following the end of the month in which the services were rendered.

In all other respects, the Investment Advisory agreement of April 15, 1993 remains in full force and effect.

If the foregoing is in accordance with your understanding, please indicate by signing and returning to us the enclosed copy hereof.


                                               Very truly yours,

                                            Davis New York Venture Fund, Inc.
                                            (f/k/a/ New York Venture Fund, Inc.)



                                               By: /s/ Raymond O. Padilla
                                                   ----------------------

                                              Its: Vice President
                                                   ----------------------

Accepted as of the day and year first above written.

Davis Selected Advisers, L.P.
(f/k/a/ Selected/Venture Advisers, L.P.)
By:  Venture Advisers, Inc., General Partner


By:  /s/ Edward A. Leskowicz, jr.
     ----------------------------
Its: Executive Vice President
     ------------------------